Exhibit 99.1

Stanley Black & Decker Reports 3Q 2014 Results

New Britain, Connecticut, October 22, 2014 … Stanley Black & Decker (NYSE: SWK) today announced third quarter 2014 financial results.

•	3Q’14 Revenues Up 5% To $2.9 Billion; Organic Growth Of 6%

•	Operating Margin Expanded 230 Basis Points To 13.8%; Excluding Charges, Operating Margin Expanded 120 Basis Points To 14.1%

•	3Q’14 Diluted GAAP EPS Was $1.50; Excluding Charges, 3Q’14 Diluted EPS Was $1.55

•	CDIY Achieved 10% Organic Growth; Record Operating Margin Of 16.5%, Excluding Charges

•	Increasing 2014 Full Year Free Cash Flow Guidance To Approximately $800 Million From At Least $675 Million

•	Reiterating Mid-Point While Tightening 2014 Full Year EPS Guidance Range Of $5.40 To $5.46 On A GAAP Basis ($5.52 To $5.58, Excluding Charges)

3Q’14 Key Points:

•	Net sales for the period were $2.9 billion, up 5% versus the prior year, primarily attributable to volume (+5%) and price (+1%), partially offset by currency (-1%).

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The gross margin rate for the quarter was 36.2%. Excluding charges the gross margin rate was also 36.2%, up 20 basis points from the prior year rate of 36.0%, as favorable volume, price, productivity and cost actions more than offset unfavorable currency and lower Security margins.

•	SG&A expenses were 22.4% of sales. Excluding charges, SG&A expenses were 22.1% of sales, compared to 23.1% in 3Q’13.

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Operating margin rate was 13.8%. Excluding charges, operating margin rate was 14.1%, up 120 basis points from 3Q’13, as actions taken to improve profitability and generate operating leverage more than offset slightly higher than expected unfavorable currency.

Exhibit 99.1

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The tax rate was 19.1%. Excluding charges, the tax rate was 18.8% due to a larger portion of earnings in lower taxed jurisdictions and changes in required foreign tax reserves due to statute expirations.

•	Working capital turns for the quarter were 6.4, up 0.5 turns from 3Q’13. Free cash flow for the quarter was $189 million, a $178 million increase over 3Q’13.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “Our strong third quarter results demonstrate the benefits of our focus on driving organic growth, margin expansion and operating leverage through new product vitality accompanied by diligent price and cost management. These efforts have allowed us to maintain operating momentum while overcoming persistent challenges relating to currency and a volatile macro backdrop, particularly within emerging markets. During the quarter, our CDIY and Industrial businesses posted impressive top and bottom line results, and Security continued to make progress on its multi-year business transformation. Strong underlying growth, earnings and cash flow momentum position us well for the future.”

3Q’14 Segment Results

($ in M)	3Q' 14 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,454	$239.7	$0.1	$239.8	16.5%	16.5%

Industrial	$866	$136.2	$1.2	$137.4	15.7%	15.9%

Security	$582	$63.9	$0.3	$64.2	11.0%	11.0%
1 See Merger And Acquisition (M&A) One-Time Charges On Page 5

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CDIY net sales increased 9% versus 3Q’13 as a result of volume (+9%) and price (+1%), partially offset by currency (-1%). Organic growth in North America (+12%) recovered from a second quarter negatively impacted by poor weather while Europe continued its momentum, growing 11% organically. North American volume benefitted from strong underlying tool demand driven by new products as well as expanded retail offerings and partnerships. In addition, outdoor product volume was stronger than expected as some of the volume lost in the second quarter due to cold weather was recovered this quarter. Europe maintained its strong quarterly organic growth momentum attributable to continued market share gains from new product

Exhibit 99.1

introductions and an expanded retail footprint. Organic growth within the emerging markets was up 2% as Latin America, Russia and Turkey, among others, remain challenged. Excluding charges, overall segment profit rate was a record 16.5%, up from the 3Q’13 rate of 15.1%, as volume leverage, price, productivity and cost management more than offset currency pressures.

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Industrial net sales increased 5% versus 3Q’13 as a result of volume (+4%) and price (+1%). Organic sales for the Industrial and Automotive Repair (“IAR”) business were up 7% with strength in both North America and Europe. Engineered Fastening achieved 5% organic growth driven primarily by strong global automotive revenues in excess of global light vehicle production. Infrastructure organic growth was down 1% as solid hydraulic tools growth was offset by the expected slowdown in on-shore oil & gas activity and project delays due to the geopolitical situations in Russia, Ukraine and the Middle East. Overall Industrial segment profit rate excluding charges was 15.9%, up 170 basis points from the 3Q’13 rate of 14.2% reflecting favorable volume leverage, productivity gains, and cost control, partially offset by currency.

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Security net sales decreased 3% versus 3Q’13 as lower volume (-3%) and currency (-1%) were partially offset by price (+1%). Organic growth within North America and emerging markets (“NA & EM”) increased 1% as commercial electronics and automatic doors provided uplift. Europe declined 7% organically due to continued lower installation and recurring revenues in various regions, most notably Southern Europe. Europe order rates were up high single digits for the quarter and attrition levels improved sequentially remaining within the target range of 10%-12%.

Security segment profit rate excluding charges was 11.0%, consistent with the 2Q’14 rate and down 120 basis points from the 3Q’13 rate of 12.2%. The year-over-year decrease in the rate resulted from volume deleveraging and lower recurring revenue mix in Europe as well as project mix within North America. Southern Europe’s results adversely impacted the year over year rate decline for the overall Security segment by approximately 70 basis points.

President and Chief Operating Officer, James M. Loree, commented, “We again posted a solid quarter of organic growth and margin expansion along with strong cash flow. CDIY organic growth accelerated in the third quarter, contributing to record operating margin, and Industrial posted strong results as a result of robust sales and operating leverage in Engineered Fastening and IAR. Company-wide, emerging markets growth was positive for the quarter despite a choppy and slowing

Exhibit 99.1

environment. Our mid-price point product launches position us for continued share gain in these somewhat slower markets.

“There were encouraging signs with respect to the Security business. Europe’s OM and order growth rates increased sequentially despite the ongoing challenges present in Southern Europe, while the momentum in CSS North America’s Vertical Solutions continued to grow. To ensure on-going progress, we expect to complete our review of the strategic alternatives for Southern Europe during 4Q’14 while implementing selected leadership adjustments within NA and EM to tighten execution and facilitate the global rollout of the Vertical Solutions.”

Updated 2014 Outlook And Initial 2015 Commentary

Donald Allan Jr., Senior Vice President and CFO, commented, “We are reiterating the mid-point while tightening our previously communicated 2014 EPS outlook range to $5.52 - $5.58 on an adjusted basis or $5.40 - $5.46 on a GAAP basis. The mid-point of our full year EPS outlook remains unchanged as we expect the stronger than expected operational performance including our continued focus on indirect cost control and price management to offset the unfavorable impact of the current challenging macro environment, which is causing further currency pressure. We now estimate the full year currency impact to be approximately $75 million, up from our prior estimate of $60 million. In addition, we are raising our 2014 free cash flow estimate to approximately $800 million from the prior estimate of at least $675 million as we expect lower one-time restructuring payments, solid working capital performance, and slightly lower levels of capital expenditures.

“While it is premature to provide detail guidance for 2015 at this time, the continued strengthening of the U.S. dollar and slowing emerging market economic growth is a known headwind of approximately $50 - $75 million to 2015 operating margin growth. However, we have a demonstrated track record of responding to these types of currency and macro economic pressures with surgical cost reduction actions. In this regard, we are currently considering several initiatives which would largely, if not completely, offset these headwinds. Such actions, if taken, would likely require additional restructuring charges of $10 - $25 million in excess of our current 2014 estimate of $25 million.”

The Company remains committed to its capital allocation plan of modest debt deleveraging in 2014, returning up to $1 billion of capital to shareholders through 2015, and supporting a strong and growing dividend. These actions combined with near-term operational improvements are expected to improve cash flow return on investment by approximately 250 basis points through 2015.

Exhibit 99.1

Merger And Acquisition (M&A) One-Time Charges

Total one-time charges in 3Q’14 of $8.4 million (net of a $0.2 million restructuring credit) primarily relate to integration and consulting costs. Gross margin includes $0.1 million of these one-time charges while SG&A includes $8.1 million. $1.6 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Also included in one-time charges are $0.4 million in Other, net.

The Company will host a conference call with investors today, Wednesday, October 22, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at 1 (800) 708-4540, from outside the U.S. at +1 (847) 619-6397, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3821-2772. A replay will also be available two hours after the call and can be accessed at 1 (888) 843-7419 or +1 (630) 652-3042 using the passcode 3821-2772#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

Exhibit 99.1

These results reflect the Company’s continuing operations. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. The business within the Industrial segment was sold in February 2014. The operating results of the business within the Industrial segment, including the loss on sale, have been reported as discontinued operations for 3Q’13. The operating results of the business within the Security segment have been reported as discontinued operations for 3Q’14 and 3Q’13. Total sales reported as discontinued operations were $5.2 million and $8.9 million for 3Q’14 and 3Q’13, respectively.

The Company recast 2013 segment net sales and profit between the CDIY and Industrial segments to align reporting with the current management of the Company’s operations in the emerging markets to be comparable with the current year presentation. There is no impact to the consolidated financial statements of the Company as a result of this segment realignment.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 12 to 15 for 2014 and 2013, are considered relevant to aid analysis of the Company’s operating performance and earnings results aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized free cash flow, as reconciled from the associated GAAP measures on page 10 for 2014 and 2013 is considered a meaningful pro forma metric to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2014 diluted EPS of $5.52 - $5.58 ($5.40 - $5.46 on a GAAP basis); (ii) generate approximately $800 million of free cash flow for 2014 ; (iii) return up to $1 billion of capital to shareholders through 2015 and deliver a strong and growing dividend; and (iv) improve our cash flow return on investment by 250 basis points through 2015 (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute its integration plans and achieve synergies primarily from the Infastech acquisition sufficient to generate $0.10 of EPS accretion in 2014; (ii) the Company’s ability to generate organic net sales increases of approximately 3-4% in 2014; (iii) the Company’s ability to continue to identify and execute upon sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (iv) the Company’s ability to achieve a tax rate of approximately 21% in 2014; (v) the Company’s ability to hold margins in the Security business to a modest decrease for 2014; (vi) the Company’s ability to execute cost reduction actions and control indirect expenses; (vii) the Company’s ability to limit one-time restructuring charges to $25 million in 2014; (viii) full year 2014 operating margin currency impact of approximately $75 million; (ix) successful integration of acquisitions completed in 2012 and 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (x) the continued acceptance of technologies used in the Company’s products and services; (xi) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiv) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.